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                                                                  EXHIBIT (d)(9)

VIXEL                            11911 North Creek Parkway South /
                                 Bothel / WA / 98011 Phone 425-806-5509 / Fax
                                 425-806-4050 / www.vixel.com

CONFIDENTIAL

September 2, 2003


Emulex Corporation
3535 Harbor Blvd.
Costa Mesa, California  92626-7112
Attention: Karen Mulvany

Ladies and Gentlemen:

To facilitate the consideration and negotiation of a possible transaction involving Vixel Corporation, a Delaware corporation ("VCo."), and Emulex Corporation, a Delaware corporation ("ECo."),VCo. and ECo. have requested access to certain non-public information regarding the other party and any subsidiary (such party when disclosing such information being the "Disclosing Party" and when receiving such information being the "Receiving Party"). As a condition of being furnished such information, the Receiving Party agrees to treat any information (whether (i) prepared by the Disclosing Party, its Representatives (as defined below) or otherwise, (ii) in written, electronic or other form and
(iii) such information is furnished or made available on or after the date hereof) concerning the Disclosing Party or any of its subsidiaries which is furnished or made available to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" shall be deemed to include notes, analyses, compilations, data, studies, interpretations, forecasts, records, memoranda or other documents (collectively, "Documents") or information relating directly or indirectly to the business of the Disclosing Party, any predecessor entity or any subsidiary or other affiliate of the Disclosing Party, or that is prepared by the Disclosing Party or its Representatives which contain, reflect or are based on, in whole or in part, any Evaluation Material. The term "Evaluation Material" does not include Documents or information which (i) is already in the Receiving Party's possession, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, directly or indirectly, (ii) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives in breach of this letter agreement, (iii) becomes available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, directly or indirectly, (iv) is independently developed by the employees, agents or Representatives of the Receiving Party without use of the Evaluation Material, or (v) if in writing, is not clearly marked as being confidential or proprietary to the Disclosing Party. The obligations of this letter agreement shall expire three years after the date hereof (the "Confidentiality Period"). The Disclosing Party hereby agrees not to disclose to the Receiving Party any Documents or information, the disclosure or use of which would violate the rights of any third party.

The Receiving Party hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating and negotiating a possible transaction between the parties and will not be used, directly or indirectly, to compete with the Disclosing Party or its subsidiaries, and that the Evaluation Material will be kept confidential by the Receiving Party and its Representatives and

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will be not be disclosed by the Receiving Party or any of its Representatives;
provided, however, that (i) the Evaluation Material may be disclosed (A) to the Disclosing Party's Representatives who need to know such information for the sole purpose of evaluating or negotiating any such possible transaction between the parties (it being understood that such Representatives shall be informed by the Receiving Party of the confidential nature of such information and shall be directed by the Receiving Party to treat such information confidentially), and
(B) as required (which requirement shall not have been caused by the acts of the Receiving Party or its Representatives) by applicable law, regulation or legal process and only after compliance with the following paragraph and (ii) any disclosure of Evaluation Material may be made if the Disclosing Party consents in writing. The Receiving Party shall be responsible for any breach of this letter agreement by any its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Disclosing Party may have against the Representatives with respect to such breach).

In the event that the Receiving Party or any of its Representatives becomes legally compelled to disclose any of the Evaluation Material or the information referred to in the following paragraph, the Receiving Party shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this letter agreement. If such protective order or other remedy is not obtained and such a written waiver has not been received from the Disclosing Party that would permit such compelled disclosure, the Receiving Party or its Representatives agree to use reasonable best efforts to disclose only that portion of the Evaluation Material and the information referred to in the following paragraph that it is legally required to be disclosed and to use reasonable best efforts to obtain assurances and otherwise preserve the confidentiality of the Evaluation Material and the information referred to in the following paragraph (including cooperation in good faith with the Disclosing Party, at the Disclosing Party's sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the information referred to in the following paragraph).

In addition, except as required by law or applicable rules and regulations (and in such event, in compliance with the paragraph above regarding its obligations in such event), each of ECo. and VCo. hereby agrees that, without the prior written consent of the other party, neither party will, and will cause its Representatives not to, disclose to any person: (a) the existence of this letter agreement and the identity of the parties hereto; or (b) the fact that investigations, discussions or negotiations are taking place concerning a possible transaction between the parties; or (c) that the Receiving Party or any of its Representatives has received Evaluation Material or Evaluation Material has been made available to it; or (d) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this letter agreement will be interpreted broadly to include the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, partnership, group or other entity or individual.

Notwithstanding any other provision of this letter agreement, each party or any of its Representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this letter agreement and all materials of any kind (including, but not limited to, opinions or other tax analyses) relating to such tax treatment and tax structure; provided, however, that (i) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable federal and state securities laws, and (ii) disclosure may not be made until the earliest of (A) the date of the public announcement of discussions

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relating to the possible transaction, (B) the date of the public announcement of the possible transaction, and (C) the date of the execution of a definitive agreement to enter into the transaction (provided further, that the limitation set out in this clause (ii) on the timing of disclosure shall not be construed to limit the ability by each party to this letter agreement to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions) regarding the tax treatment or tax structure of the transactions).

Each party is aware, and will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

For a period of eighteen months from the date of this letter agreement ("the Standstill Period"), each party will not (and shall cause its Representatives acting on its and its subsidiaries' or affiliates' behalf not to), without the specific prior written consent of the other party, (i) propose to the other party or any other person any transaction involving the parties and/or the other party's security holders and/or any of the other party's securities; (ii) acquire, offer or propose to acquire or agree or seek to acquire, or assist, advise or encourage any other persons in acquiring, offering or proposing to acquire, directly or indirectly, (A) beneficial ownership of the other party or any of the other party's securities, businesses or assets or (B) any contract to sell or option to sell the other party's securities; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in the rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party or any of its subsidiaries; (iv) directly or indirectly form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries; (v) seek or propose, directly or indirectly, alone or in concert with others, to influence or control the management or policies of the other party or any of its subsidiaries; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest, directly or indirectly, in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. Each party also agrees that, during the Standstill Period, it or any of its Representatives will not: (i) request the other party or its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or otherwise take any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to the other party or any of its subsidiaries which involves making a public announcement or could require the other party or any of its subsidiaries to make a public announcement regarding (A) such initiative,
(B) any of the activities referred to in this paragraph, (C) the possibility of a transaction described in the first sentence of this letter agreement or any similar transaction or (D) the possibility of any person acquiring control of the other party or any of its subsidiaries, whether by means of a business combination or otherwise. Notwithstanding anything to the contrary contained in this letter agreement, if, at any time during the Standstill Period (i) a third party (1) "commences a tender offer" (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934) for at least 50% of the outstanding capital stock of VCo. or (2) commences a proxy contest with respect to the election of any directors of VCo., or (ii) a third party enters into an agreement with VCo. contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50%

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of the outstanding voting securities of VCo or all or substantially all of VCo's assets, then (in either of such cases) the restrictions set forth in this paragraph shall immediately terminate and cease to be of any further force and effect.

Each party agrees that money damages may not be a sufficient remedy for any breach or threatened breach of this letter agreement by the other party or its Representatives and that the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach or threatened breach, in addition to all other remedies available at law or in equity without the necessity of posting any bond or other security or proving that monetary damages would be an inadequate remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available of law or in equity.

Each party agrees that, for a period of eighteen months commencing on the date of this letter agreement, without the prior written consent of the other party, it shall cause its employees, agents or Representatives which have been provided any Evaluation Material not to (or will not assist or encourage others to), directly or indirectly, solicit for employment with it, or any of its subsidiaries, any executive officer employed by the other party or any of its subsidiaries; provided, however, that this paragraph will not prevent either party from causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other party or its subsidiaries.

Each party agrees that unless and until a definitive agreement between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by it or any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein. Nothing shall constitute a definitive agreement unless signed by the CEO of ECo. on behalf of ECo.

If either party decides that it does not wish to proceed with a transaction or at any time upon the written request of the Disclosing Party for any reason, the Receiving Party shall promptly deliver to the Disclosing Party, or certify the destruction of, all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Disclosing Party, its Representatives or otherwise) furnished to the Receiving Party or its Representatives and will not retain any copies, extracts or other reproductions in whole or in part of such written material, except that an archival copy of such Evaluation Material may be retained by attorneys for the parties. All other Evaluation Material shall be destroyed and such destruction shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction. Notwithstanding any such writing or written notice or such return or destruction of the Evaluation Material, the Disclosing Party and its Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder for the Confidentiality Period.

Each party agrees that, without the prior consent of the other party, it or its Representatives will not contact or communicate with the other party's customers or suppliers to discuss, or request information regarding the possible transaction with the other party. Nothing in this letter agreement shall constitute a grant of authority to the other party to obtain, remove or copy any particular document or items of information regarding the other party or any of its subsidiaries except as provided herein.

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For purposes of this letter agreement, a party's "Representatives" will be deemed to include each person that is or becomes (i) a subsidiary or other affiliate of such party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or any of such party's subsidiaries or other affiliates. No provision of this letter agreement may be modified or waived except by means of a written instrument that is validly executed on behalf of both of the parties. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted to the minimum extent necessary to cure such violation, and failure to comply with such invalid provision shall not be a breach of this letter agreement. Neither this letter agreement nor any of the rights and/or obligations hereunder may be assigned except by statutory merger or by the assignment by a party to a parent corporation owning more than 50% of the voting stock of such party, by either party without the prior written consent of the other party, and any attempted assignment or transfer by either party not in accordance herewith shall be null and void. This letter agreement is for the benefit of each party and its Representatives and their respective successors and permitted assigns. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California.

Very truly yours,

VIXEL CORPORATION



By:  /s/ Kurtis L. Adams
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     Kurtis L. Adams, Chief Financial Officer

Confirmed and Agreed to as of this __ day of September 2003:

EMULEX CORPORATION


By:      /s/ Paul Folino
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Name: Paul Folino
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Its:     Chief Executive Officer
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